UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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PROASSURANCE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO THE PROXY STATEMENT OF
PROASSURANCE CORPORATION DATED APRIL 5, 2013
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2013

On March 6, 2013, the ProAssurance Corporation Board of Directors (the “Board”) approved and recommended to shareholders for approval, the ProAssurance Corporation 2014 Equity Incentive Plan (the “2014 Plan”). On April 5, 2013, ProAssurance first made available to shareholders the proxy statement describing the matters to be voted on during the Annual Meeting of Shareholders, scheduled for May 22, 2013. The proxy statement for the 2013 meeting of shareholders included a proposal to approve the 2014 Plan (Proposal Four). As described in the proxy statement, the 2014 Plan reserved 4,000,000 shares for issuance under the terms described in full in Exhibit B of the proxy statement.

Subsequent to the publication and filing of the proxy statement, two proxy advisory services issued proxy analysis reports recommending a vote against Proposal 4, the 2014 Plan, due to the potential cost to shareholders as determined by each proxy advisors’ evaluation formula.

We do not agree with the recommendations of the proxy advisory services. The terms and conditions set forth in the 2014 Plan are essentially identical to the ProAssurance Corporation 2008 Equity Incentive Plan (the 2008 Plan) and the 4,000,000 shares reserved for issuance in the 2014 Plan equals the number of shares (adjusted for our two-for-one stock split in December 2012) initially reserved in the 2008 Plan. There are 2,367,832 shares remaining unissued in the 2008 Plan.

However, we have decided to amend the 2014 Plan and reduce the number of shares it reserves for issuance from 4,000,000 shares to 3,000,000 shares. We believe this will address any concerns voiced by proxy advisors yet will retain the flexibility required in matters of executive compensation. On May 13, 2013, the ProAssurance Board approved an Amended and Restated 2014 Equity Incentive Plan (the “Revised 2014 Plan”), which reduces the number of shares reserved for issuance to 3,000,000 shares. The Board directed that the Revised 2014 Plan be submitted to the shareholders for approval at the 2013 Annual Meeting of shareholders and that the Revised 2014 Plan be effective upon shareholder approval. The 2014 Plan will become effective on May 22, 2013 if approved by shareholders at our Annual Meeting. In addition, our Compensation Committee, made up entirely of Independent Directors, has resolved that no further awards will be made from the 2008 Plan if shareholders approve the Revised 2014 Plan. No awards have been made under any plan since March 31, 2013.

A copy of the Revised 2014 Plan is attached as Exhibit 10.1 to a Current Report on Form 8-K which we filed on May 14, 2013 with the Securities and Exchange Commission. A free copy of which the revised Plan may be obtained at the SEC’s website, www.sec.gov. or from the Investor relations Section of our website, www.ProAssurance.com.

 A vote “FOR” or “AGAINST” the 2014 Plan using the proxy card made available previously by the Company to shareholders, or using the voting instruction card or via the Internet site or telephone number made available previously to beneficial owners by a broker, bank or other nominee, will be counted as a vote “FOR” or “AGAINST” the Revised 2014 Plan, as described above. Shareholders who have already a properly executed proxy card or voted via the Internet or by telephone and who would like to change their vote on any matter may revoke their proxy before it is voted at the Annual Meeting of Shareholders by submission of a proxy bearing a later date or by the Internet, by telephone, by mail (if permitted by a broker, bank or other nominee) or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Proxy Statement. Any shareholder who would like a new proxy card or has any questions should contact:

Frank B. O’Neil
ProAssurance Corporation
100 Brookwood Place
Birmingham, AL 35209
(800) 282-6242

This Supplement to the Proxy Statement is first being released to shareholders on May 14, 2013, and should be read together with the Proxy Statement originally filed on April 5, 2013.  The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By order of the Board of Directors

/s/ Jeffrey P. Lisenby
Secretary

May 14, 2013